EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No.333-129973) pertaining to the 2005 Stock Option Plan of Global-Tech Advanced Innovations Inc. (the “Company” and formerly known as Global-Tech Appliances Inc.);

(2)	Registration Statement (Form S-8 No.333-9182) pertaining to the Amended and Restated 1997 Stock Option Plan of the Company; and

(3)	Registration Statement (Form S-8 No.333-10932) pertaining to the 1999 Employee Stock Purchase Plan of the Company;

of our report dated September 26, 2009, with respect to the consolidated financial statements of the Company included in this Annual Report (Form 20-F) for the year ended March 31, 2011.

/s/ Ernst & Young
Hong Kong
August 31, 2011